Exhibit 99.1

PRESS RELEASE

For more information contact:
Investor Relations:
Kris Dillon (713) 339-8999

FRANKLIN BANK CORP. ANNOUNCES
2004 SECOND QUARTER EARNINGS

Houston, TX; July 27, 2004 – Franklin Bank Corp. (Franklin) (NASDAQ: FBTX), the parent company of Franklin Bank, S.S.B., today announced earnings for the second quarter 2004.

     We have met our expectations and are in line with our business plan as we achieved a milestone $3 billion in assets and met our budgeted earnings goals for the quarter ended June 30, 2004.

Earnings

     Net income for the quarter increased 372% to $5.4 million or $.25 per diluted share compared to the second quarter of 2003 of $1.1 million or $.11 per diluted share. Net income for the six months ended June 30, 2004 increased 476% to $9.7 million or $.45 per diluted share compared to the six months ended June 30, 2003 of $1.7 million or $.16 per diluted share. Net income for the quarter increased 27% to $5.4 million or $.25 per diluted share compared to the first quarter of 2004 of $4.3 million or $.20 per diluted share.

     Net interest income increased to $15.3 million for the quarter compared to $14.2 million for the first quarter of 2004. This was the result of an increase in average interest-earning assets of $365 million from the expansion in our single-family mortgages, residential construction loans, and our mortgage banker warehouse loans.

     Non-interest income was $2.9 million for the quarter ended June 30, 2004 compared to $2.1 million for the quarter ended March 31, 2004. The increase was the result of an increase in gains on sales of single family loans compared to the first quarter. As single family mortgage origination volumes generally decreased in the marketplace, our volumes increased. This increase was due to higher origination volumes in our existing mortgage offices and an increase in the number of our mortgage origination offices. Our mortgage fundings in the second quarter were $220.2 million compared to $103.0 million for the first quarter of 2004.

     Our net yield on interest earning assets was 2.32% for the quarter ending June 30, 2004 compared to 2.49% for the quarter ended March 31, 2004. The decrease is a result of increases in prepayments in April and May on single family mortgages and an increase in our high quality, lower yielding single family mortgage portfolio. The allowance for credit losses to average loans decreased as higher levels of single family loans were added to the portfolio.

     Non-interest expense for the quarter ended June 30, 2004 totaled $9.4 million, compared to $8.9 million for the quarter ended March 31, 2004. The increase was primarily attributable to an increase of $315,000 in data processing expenses as a result of the conversion of the Jacksonville Savings Bank’s systems to our platform and increased volumes in loans and deposits due to growth. Compensation expense increased $158,000 due to an increase in headcount from 443 as of March 31, 2004 to 493 as of June 30, 2004. Of this increase 43 were in our loan production offices.

     The efficiency ratio improved to 51.07% for the quarter ended June 30, 2004 compared to 54.50% for the quarter ended March 31, 2004.

Quarter In Review

     We closed the quarter with assets totaling $3.1 billion compared to $2.6 billion as of March 31, 2004, an increase of $475.8 million. Our loan portfolio totaled approximately $2.6 billion as of June 30, 2004 and $2.1 billion as of March 31, 2004, an increase of $500.3 million.

     At June 30, 2004, we had 54 retail mortgage origination offices located in 19 states and three wholesale offices, one each in Texas, Tennessee, and California. At March 31, 2004, we had 41 retail mortgage origination offices located in 16 states and three wholesale offices, one each in Texas, Tennessee, and California. Through these offices we originated $220.2 million in mortgage loans compared to $103.0 million during the quarter ended March 31, 2004. Our single-family loan portfolio increased to $2.2 billion as of June 30, 2004 from $1.8 billion as of March 31, 2004.

     Our commercial loan portfolio totaled $342.7 million as of June 30, 2004 compared to $288.4 million as of March 31, 2004. We serve residential builders in Arizona, Florida, Nevada, Georgia, Texas, and Washington. Our residential construction loans totaled $240.0 million as of June 30, 2004 and $210.3 million as of March 31, 2004 and our mortgage banker finance warehouse lines totaled $37.5 million at quarter end, up from $17.3 million at March 31, 2004.

     At June 30, 2004, our nonperforming assets were $9.6 million, or .31%, of our total assets of which $7.4 million were secured by single family properties. As of March 31, 2004 our nonperforming assets were $5.6 million, or 0.22%, of our total assets of which $3.6 million were secured by single family properties.

Looking Forward

     We expect to announce a number of acquisitions inside our community banking markets in the near future. Our acquisition partners are expected to be relationship driven community banks whose bankers are trusted financial advisors that provide personalized service to customers. We believe we will be in-line with our expectations for acquisitions by the end of the year. We will also continue to expand through the opening of new branches. During the second half of the year, we are planning to open four de novo branches in the Austin area.

     We continue to operate our retail mortgage banking business using a model that compensates the branch manager based on the profitability of the branch after all direct expenses have been charged. This model reduces fixed costs, which allows us to close underperforming offices without a significant loss. Our goal is to have 100 retail mortgage origination offices.

     Our residential construction lending business is expected to continue to expand geographically. The residential construction lending application pipeline was approximately $244 million as of June 30, 2004. We had $60.3 million in approved but not yet closed residential construction loans at June 30, 2004.

     Our mortgage banker finance application pipeline is currently $126 million and our commercial real estate application pipeline is $25.1 million.

     We expect expenses to increase with the growth of our business and the accelerated opening of offices and branches. Our goal is to have our efficiency ratio below 50%.

Company Overview

     Franklin Bank Corp., through its subsidiary Franklin Bank S.S.B., a Texas state savings bank, is engaged in community banking, mortgage banking, residential construction, and mortgage banker finance. The bank currently operates 15 full service community banking branches throughout Texas, nine in the Tyler/Jacksonville market and six in the Austin market, four regional residential construction lending offices in Houston, Dallas, Orlando, and Phoenix, and 57 retail/wholesale mortgage offices in 20 states throughout the United States, including Texas. For more information, please go to www.bankfranklin.com. Franklin Bank is FDIC insured and an equal housing lender.

Forward Looking Information

     This announcement includes forward-looking statements. These forward-looking statements include comments with respect to our goals, objectives and strategies, and the results of our operations and our business. However, by their nature, these forward-looking statements involve numerous assumptions, uncertainties and opportunities, both general and specific. The risk exists that these statements may not be fulfilled. We caution readers not to place undue reliance on these forward-looking statements as a number of factors could cause future company results to differ materially from these statements.

     Forward-looking statements may be influenced in particular by factors such as fluctuations in interest rates and stock indices, the effects of competition in the areas in which we operate, and changes in economic, political, regulatory and technological conditions. Other specific risks include the following: potential inability to successfully implement our growth business strategy; the integration of businesses we may acquire; our limited operating history; the potential unavailability of external financing; our reliance on brokered deposits; the geographic concentration of our business, commercial real estate and consumer loan portfolios, including our significant concentration in California; the potential unavailability of single family loans for bulk purchase; the portion of our single family loan portfolio that is less than one year old; fraud and negligence by loan applicants and others with whom we do business; credit risk associated with our smaller borrowers in our mortgage banker finance operation; the effect of changes in the extensive regulatory scheme to which we are subject; our allowance for credit losses may be insufficient to cover actual losses; interruption in or breach of our information systems; the potential inability to obtain the third party information services on which we rely; and environmental risks associated with foreclosure on real estate properties. We caution that the foregoing list is not exhaustive.

Investors should carefully consider the aforementioned factors as well as other uncertainties and events.

Conference Call

The Company will conduct a conference call to review announcements made in this press release on Wednesday, July 28, 2004, at 10:00 a.m. CT. The conference call is available by telephone. The telephone number for the conference call is 1-800-310-1961. Participants calling from outside the United States may dial 1-719-457-2692. The passcode “667866” is required to access the call. A recording of the conference call will be available after 2 p.m. CT on Wednesday, July 28, 2004 through August 5, 2004. The recorded message will be available at 1-888-203-1112. Participants calling from outside the United States may dial 1-719-457-0820 to hear the replay. The passcode “667866” is required to access the replay of the call.

Additional Supplemental Financial Information Attached

FRANKLIN BANK CORP.
CONSOLIDATED BALANCE SHEET
(In thousands)
(Unaudited)

	June 30,	March 31,	June 30,
	2004	2004	2003
Assets
Cash and cash equivalents	$65,561	$71,497	$67,866
Trading asset	—	—	51,129
Available for sale securities	67,574	69,137	796
FHLB stock and other investments	58,741	42,234	22,352
Mortgage-backed securities	145,746	168,141	30,503
Loans
Single family	2,239,781	1,791,519	849,237
Commercial	342,719	288,378	87,292
Consumer	56,320	58,663	5,202
Allowance for credit losses	(5,848)	(6,000)	(2,419)

Loans, net	2,632,972	2,132,560	939,312
Goodwill	57,407	57,443	18,419
Other intangible assets, net	4,064	4,540	745
Premises and equipment, net	11,054	10,954	3,863
Real estate owned	3,691	1,832	731
Other assets	23,412	36,126	21,250

	$3,070,222	$2,594,464	$1,156,966

Liabilities
Deposits	$1,491,373	$1,397,264	$601,773
FHLB advances	1,289,256	912,577	423,850
Junior subordinated notes	20,194	20,164	20,063
Other liabilities	15,141	14,001	10,207

Total liabilities	2,815,964	2,344,006	1,055,893
Stockholders’ equity
Common stock	212	212	107
Paid-in capital	243,037	243,052	100,560
Retained earnings	12,078	6,680	896
Accumulated other comprehensive income:
- Unrealized gains on securities available for sale, net	(1,166)	905	31
- Cash flow hedges, net	97	(391)	(521)

Total stockholders’ equity	254,258	250,458	101,073

	$3,070,222	$2,594,464	$1,156,966

FRANKLIN BANK CORP.
STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Quarter Ended
	June 30, 2004	March 31, 2004	June 30, 2003
Interest income
Cash equivalents and short-term investments	$762	$905	$343
Mortgage-backed securities	1,288	1,503	266
Loans	25,030	21,327	8,705

Total interest income	27,080	23,735	9,314
Interest expense
Deposits	6,270	5,548	2,792
FHLB advances	5,183	3,648	1,694
Junior subordinated notes	374	369	367

Total interest expense	11,827	9,565	4,853
Net interest income	15,253	14,170	4,461
Provision for credit losses	398	793	352

Net interest income after provision for credit losses	14,855	13,377	4,109
Non-interest income
Gain on sale of single family loans	903	363	669
Loan fee income	1,004	634	272
Gain on sale of securities	4	109	171
Deposit fees	679	475	52
Other	273	494	92

Total non-interest income	2,863	2,075	1,256
Non-interest expense
Salaries and benefits	4,538	4,380	1,665
Occupancy	920	939	376
Data processing	906	591	258
Professional fees	834	763	604
Core deposit amortization	120	116	25
Other	2,052	2,121	671

Total non-interest expenses	9,370	8,910	3,599

Income before taxes	8,348	6,542	1,766
Income tax expense	2,950	2,280	623

Net income	$5,398	$4,262	$1,143

Basic earnings per common share	$0.26	$0.20	$0.11
Diluted earnings per common share	$0.25	$0.20	$0.11

FRANKLIN BANK CORP.
STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Six Months Ended
	June 30, 2004	June 30, 2003
Interest income
Cash equivalents and short-term investments	$1,667	$454
Mortgage-backed securities	2,791	597
Loans	46,357	14,070

Total interest income	50,815	15,121
Interest expense
Deposits	11,818	4,734
FHLB advances	8,831	2,417
Junior subordinated notes	743	730

Total interest expense	21,392	7,881
Net interest income	29,423	7,240
Provision for credit losses	1,191	655

Net interest income after provision for credit losses	28,232	6,585
Non-interest income
Gain on sale of single family loans	1,266	768
Loan fee income	1,638	287
Gain on sale of securities	113	613
Deposit fees	1,154	79
Other	767	93

Total non-interest income	4,938	1,840
Non-interest expense
Salaries and benefits	8,918	2,972
Occupancy	1,859	529
Data processing	1,497	412
Professional fees	1,597	1,170
Core deposit amortization	236	(202)
Other	4,173	955

Total non-interest expenses	18,280	5,836

Income before taxes	14,890	2,589
Income tax expense	5,230	913

Net income	$9,660	$1,676

Basic earnings per common share	$0.46	$0.16
Diluted earnings per common share	$0.45	$0.16

FRANKLIN BANK CORP.
YIELD ANALYSIS
(In thousands)
(Unaudited)

	Quarter Ended
	June 30, 2004			March 31, 2004			June 30, 2003
		Interest	Average		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Interest-Earning Assets
Short-term interest earning assets	$68,813	$150	0.86%	$61,295	$86	0.56%	$38,306	$106	1.08%
Trading assets	—	—	0.00%	—	—	0.00%	17,887	108	2.39%
Available for sale securities	66,229	430	2.61%	89,235	685	3.08%	1,067	3	1.13%
FHLB stock and other investments	49,173	182	1.49%	36,881	134	1.46%	20,850	126	2.42%
Mortgage-backed securities	156,952	1,288	3.28%	172,060	1,503	3.49%	44,005	266	2.42%
Loans
Single family	1,925,833	19,848	4.12%	1,611,743	16,802	4.17%	824,910	7,624	3.70%
Residential construction	229,500	2,970	5.20%	182,369	2,463	5.42%	45,451	568	5.02%
Commercial real estate	50,719	795	6.30%	45,155	782	6.94%	13,553	227	6.72%
Mortgage banker finance	27,296	247	3.64%	6,430	54	3.38%	—	—	—
Commercial business	12,548	144	4.61%	9,578	136	5.71%	10,342	159	6.16%
Consumer	57,196	1,026	7.21%	64,282	1,090	6.80%	6,279	127	8.11%

Total loans	2,303,092	25,030	4.35%	1,919,557	21,327	4.45%	900,535	8,705	3.87%

Total interest-earning assets	2,644,259	27,080	4.10%	2,279,028	23,735	4.17%	1,022,650	9,314	3.64%
Non-interest-earning assets	107,377			76,330			29,700

Total assets	$2,751,636			$2,355,358			$1,052,350

Interest-Bearing Liabilities
Deposits
Community banking
Checking accounts	$64,187	180	1.13%	$75,070	158	0.84%	$16,095	38	0.95%
Money market and savings	177,022	692	1.57%	166,000	648	1.57%	45,358	207	1.83%
Certificates of deposit	346,514	1,698	1.97%	335,875	1,543	1.84%	63,776	409	2.57%
Non-interest bearing deposits	41,815	—	—	20,347	—	—	10,620	—	—

Total community banking	629,538	2,570	1.64%	597,292	2,349	1.58%	135,849	654	1.93%
Wholesale and money desk	797,347	3,700	1.87%	691,918	3,199	1.85%	404,793	2,138	2.12%

Total deposits	1,426,885	6,270	1.77%	1,289,210	5,548	1.73%	540,642	2,792	2.07%
FHLB advances	1,038,120	5,183	1.94%	786,694	3,648	1.85%	385,250	1,694	1.75%
Junior subordinated notes	20,175	374	7.33%	20,146	369	7.24%	20,045	367	7.25%

Total interest-bearing liabilities	2,485,180	11,827	1.89%	2,096,050	9,565	1.83%	945,937	4,853	2.05%
Non-interest-bearing liabilities and stockholders’ equity	266,456			259,308			106,413

Total liabilities and stockholders’ equity	$2,751,636			$2,355,358			$1,052,350

Net interest income/interest rate spread		$15,253	2.21%		$14,170	2.34%		$4,461	1.59%

Net yield on interest-earning assets			2.32%			2.49%			1.75%

Ratio of average interest-earning assets to average interest-bearing liabilities			106.40%			108.73%			108.11%

FRANKLIN BANK CORP.
YIELD ANALYSIS
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2004			2003
		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
Interest-Earning Assets
Short-term interest earning assets	$65,054	$236	0.72%	$30,841	$171	1.10%
Trading assets	—	—	—	9,214	109	2.36%
Available for sale securities	77,578	1,115	2.89%	537	3	1.13%
FHLB stock and other investments	43,027	316	1.48%	14,187	171	2.43%
Mortgage-backed securities	164,758	2,791	3.39%	41,371	597	2.88%
Loans
Single family	1,768,777	36,651	4.14%	647,984	12,483	3.85%
Residential construction	205,941	5,433	5.31%	29,097	719	4.98%
Commercial real estate	47,923	1,576	6.61%	12,041	394	6.60%
Mortgage banker finance	16,863	301	3.59%	—	—	—
Commercial business	11,075	280	5.08%	8,842	267	6.10%
Consumer	60,745	2,116	7.01%	5,223	207	7.98%

Total loans	2,111,324	46,357	4.39%	703,187	14,070	4.01%

Total interest-earning assets	2,461,741	50,815	4.13%	799,337	15,121	3.79%
Non-interest-earning assets	91,756			22,801

Total assets	$2,553,497			$822,138

Interest-Bearing Liabilities
Deposits
Community banking Checking accounts	$69,629	338	0.98%	$10,825	55	1.03%
Money market and savings	171,510	1,340	1.57%	30,338	288	1.91%
Certificates of deposit	341,195	3,242	1.91%	48,680	645	2.67%
Non-interest bearing deposits	31,081	—	—	8,024	—	—

Total community banking	613,415	4,920	1.61%	97,867	988	2.03%
Wholesale and money desk	744,632	6,898	1.86%	340,379	3,746	2.20%

Total deposits	1,358,047	11,818	1.75%	438,246	4,734	2.18%
FHLB advances	912,407	8,831	1.93%	259,877	2,417	1.86%
Junior subordinated notes	20,161	743	7.29%	20,031	730	7.25%

Total interest-bearing liabilities	2,290,615	21,392	1.87%	718,154	7,881	2.20%
Non-interest-bearing liabilities and stockholders’ equity	262,882			103,984

Total liabilities and stockholders’ equity	$2,553,497			$822,138

Net interest income/interest rate spread		$29,423	2.26%		$7,240	1.59%

Net yield on interest-earning assets			2.39%			1.81%

Ratio of average interest-earning assets to average interest-bearing liabilities			107.47%			111.30%

FRANKLIN BANK CORP.
FINANCIAL HIGHLIGHTS
(dollars in thousands except per share data)
(Unaudited)

	Quarter Ended
	June 30, 2004	March 31, 2004	June 30, 2003
Common share data
Ending shares outstanding	21,225,263	21,225,263	10,623,320
Average shares outstanding-basic	21,225,263	21,225,263	10,445,806
Average shares outstanding-diluted	21,662,842	21,711,589	10,445,806
Basic earnings per share	$0.26	$0.20	$0.11
Diluted earnings per share	0.25	0.20	0.11
Book value (period end)	$11.98	$11.80	$9.51
Tangible book value (period end)	9.08	8.88	7.71
Average balances
Assets	$2,751,636	$2,355,358	$1,052,350
Interest-earning assets	2,644,259	2,279,028	1,022,650
Interest-bearing liabilities	2,485,180	2,096,050	945,937
Ratios
ROA	0.79%	0.73%	0.44%
ROCE	8.62%	6.89%	4.59%
Net interest spread	2.21%	2.34%	1.59%
Net yield on interest-earning assets	2.32%	2.49%	1.75%
Efficiency Ratio	51.07%	54.50%	64.47%
Equity to assets (period end)	8.28%	9.65%	8.74%
Equity to assets (average)	9.16%	10.63%	9.49%
Capital ratios — (bank only):
Leverage ratio	7.28%	8.34%	9.38%
Tier 1 risk-based capital ratio	11.89%	13.74%	16.75%
Total risk-based capital ratio	12.24%	14.17%	17.17%
Asset quality
Nonperforming Loans (“NPLs”)	$6,790	$4,773	$2,227
REO	2,823	857	731

Nonperforming Assets (“NPAs”)	$9,613	$5,630	$2,958
NPLs as % of loans	0.26%	0.22%	0.24%
NPAs as % of assets	0.31%	0.22%	0.26%
Allowance to period end loan balance	0.22%	0.28%	0.26%
Allowance to average loan balance	0.25%	0.31%	0.27%
Branch and employee data
Full-time equivalent employees	493	443	206
Commercial banking offices	4	4	3
Retail mortgage offices	54	41	31
Wholesale mortgage origination offices	3	3	2
Community banking branches	15	15	4
Loan portfolio
Single family
Held for investment	$2,019,162	$1,649,785	$818,588
Held for sale	220,619	141,734	30,649
Residential construction	240,022	210,287	60,807
Mortgage banker finance	37,531	17,309	—
Other	121,486	119,445	31,687
Allowance for credit losses	(5,848)	(6,000)	(2,419)

Loans, net	$2,632,972	$2,132,560	$939,312

Deposits
Community banking	$631,635	$628,229	$172,861
Wholesale and money desk	859,738	769,035	428,912

Total deposits	$1,491,373	$1,397,264	$601,773

FRANKLIN BANK CORP.
FINANCIAL HIGHLIGHTS
(dollars in thousands except per share data)
(Unaudited)

	Six Months Ended June 30,
	2004	2003
Common share data
Ending shares outstanding	21,225,263	10,623,320
Average shares outstanding-basic	21,225,263	10,445,806
Average shares outstanding-diluted	21,687,215	10,445,806
Basic earnings per share	$0.46	$0.16
Diluted earnings per share	0.45	0.16
Book value (period end)	$11.98	$9.51
Tangible book value (period end)	9.08	7.71
Average balances
Assets	$2,553,497	$822,138
Interest-earning assets	2,461,741	799,337
Interest-bearing liabilities	2,290,615	718,154
Ratios
ROA	0.76%	0.41%
ROCE	7.77%	3.42%
Net interest spread	2.26%	1.59%
Net yield on interest-earning assets	2.39%	1.81%
Efficiency Ratio	52.68%	71.32%
Equity to assets (period end)	8.28%	8.74%
Equity to assets (average)	9.79%	12.16%
Capital ratios — (bank only):
Leverage ratio	7.28%	9.38%
Tier 1 risk-based capital ratio	11.89%	16.75%
Total risk-based capital ratio	12.24%	17.17%
Asset quality
Nonperforming Loans (“NPLs”)	$6,790	$2,227
REO	2,823	731

Nonperforming Assets (“NPAs”)	$9,613	$2,958
NPLs as % of loans	0.26%	0.24%
NPAs as % of assets	0.31%	0.26%
Allowance to period end loan balance	0.22%	0.26%
Allowance to average loan balance	0.28%	0.34%
Branch and employee data
Full-time equivalent employees	493	206
Commercial banking offices	4	3
Retail mortgage offices	54	31
Wholesale mortgage origination offices	3	2
Community banking branches	15	4
Loan portfolio
Single family
Held for investment	$2,019,162	$818,588
Held for sale	220,619	30,649
Residential construction	240,022	60,807
Mortgage banker finance	37,531	—
Other	121,486	31,687
Allowance for credit losses	(5,848)	(2,419)

Loans, net	$2,632,972	$939,312

Deposits
Community banking	$631,635	$172,861
Wholesale and money desk	859,738	428,912

Total deposits	$1,491,373	$601,773